December 19, 2016

AMERICAN FUNDS INSURANCE SERIES
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust (the “Trust”), in connection with Post-Effective Amendment Number 76 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about December 22, 2016 (the “Registration Statement”), with respect to the issuance of the Class 1A shares of beneficial interest of the Trust’s Global Growth Fund, Global Small Capitalization Fund, Growth Fund, International Fund, New World Fund, Blue Chip Income and Growth Fund, Global Growth and Income Fund, Growth-Income Fund, International Growth and Income Fund, Capital Income Builder, Asset Allocation Fund, Global Balanced Fund, Bond Fund, Corporate Bond Fund, Global Bond Fund, High-Income Bond Fund, Mortgage Fund, Ultra-Short Bond Fund, U.S. Government/AAA-Rated Securities Fund, Portfolio Series – American Funds Global Growth Portfolio, and Portfolio Series – American Funds Growth and Income Portfolio (collectively, the “AFIS Funds”). Each of the AFIS Funds is a series of the Trust. The Trust is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, as to the existence of the Trust;
(b)	A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on September 13, 1983, of the Trust’s Declaration of Trust dated September 13, 1983, and of all amendments thereto on file in the office of the Secretary of the Commonwealth (the “Declaration”);
(c)	A copy, as filed with the Secretary of the Commonwealth of Massachusetts on September 19, 2016, of the Trust’s Establishment and Designation of Additional Class of Shares of Beneficial Interest Without Par Value, effective as of September 14, 2016 (the “Designation”);
(d)	A proof, received on November 10, 2016, of the Registration Statement; and
(e)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Designation, the Trust’s By-Laws (the “By-Laws”), and certain resolutions adopted by the current Board of Trustees of the Trust at a duly called meeting on September 14, 2016, at which a quorum of the members of the Board was present and acting throughout, approving the issuance of the shares (“Shares”) of beneficial interest in the AFIS Funds (the “Resolutions”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the SEC will be in substantially the form of the proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Declaration, the Designation, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation, or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP